Exhibit 99.1

Contacts: Susan M. Kanaya Senior Vice President, Finance and Chief Financial Officer or Markus J. Cappel, Ph.D. Chief Business Officer 650-210-2900 investor@chemocentryx.com	Media: Susan Kinkead Kinkead Communications susan@kinkeadcomm.com 415-751-3611
Investor Relations: Angeli Kolhatkar Burns McClellan akolhatkar@burnsmc.com 212-213-0006

ChemoCentryx Announces Financial Results for the Second Quarter

Ended June 30, 2014

Conference Call Scheduled Today at 5:00 pm ET / 2:00 pm PT

MOUNTAIN VIEW, Calif., August 5, 2014 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company focused on autoimmune diseases, inflammatory disorders and cancer, announced today its financial results for the second quarter ended June 30, 2014.

“We have made substantial progress in our clinical programs this past quarter, as we continue to focus our efforts in renal and orphan diseases. Our CCX168 program, which targets the receptor for the complement protein known as C5a, has gained considerable momentum. We reported additional positive Phase II data in ANCA-associated vasculitis, received Orphan Drug Designation for ANCA-associated diseases from the FDA, and expanded the Phase II CLEAR trial in Europe. Our other pipeline programs continued to advance, and we remain on track to announce 52-week data with CCX140, our CCR2 inhibitor, in diabetic nephropathy by the end of the year,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “Looking forward, we continue to pursue opportunities to broaden the reach of our Complement 5a program and employ our deep pipeline in immuno-oncology and orphan diseases.”

Selected Highlights from the Second Quarter

C5aR Program — CCX168 targets the chemoattractant receptor known as C5aR (which binds the complement fragment C5a). The Company has successfully completed and reported positive clinical data with CCX168 from the first two steps of a three-step Phase II clinical trial, named the CLEAR trial, in patients with anti-neutrophil cytoplasmic antibody, or ANCA, associated vasculitis, or AAV. C5aR is also believed to play a role in other renal disease settings such as IgA nephropathy, atypical hemolytic uremic syndrome (aHUS), and lupus nephritis.

•	Received Orphan Drug Designation from the FDA for the treatment of ANCA-associated vasculitides, which includes Wegener’s granulomatosis, microscopic polyangiitis, and Churg-Strauss syndrome

•	Presented additional positive CCX168 data at two key scientific meetings in Europe, the ERA-EDTA and European League for Rheumatoid Arthritis (EULAR) meetings. Data from the first two steps of the Phase II CLEAR trial demonstrated that patients receiving CCX168 had improvements in both renal and non-renal components of the Birmingham Vasculitis Activity Score (BVAS)

•	Amending the CLEAR protocol to include all dose groups used in Steps 1 and 2 of the CLEAR trial and allow background therapy use of rituximab as an alternative to cyclophosphamide

CCR2 Program — CCX140 targets the chemokine receptor known as CCR2 and is currently in Phase II clinical development in patients with diabetic nephropathy, a form of progressive kidney disease. As previously reported, 12-week interim data from this Phase II study exhibited encouraging signs in improving kidney function in patients with diabetic nephropathy.

•	Remained on track to report 52-week data from the CCX140 Phase II trial in the fourth quarter of this year. The data set will include results of the drug’s effects on improvements in renal function, including proteinuria as measured by urinary albumin:creatinine ratio, or UACR, and estimated glomerular filtration rate, or eGFR, based on serum creatinine levels.

CCR9 Program — CCX507 targets the chemokine receptor known as CCR9 and is a second-generation CCR9 inhibitor for the treatment of inflammatory bowel disease, or IBD.

•	Successfully completed Phase I clinical development of CCX507

Key Milestones Anticipated in the Second Half of 2014

CCX168, a C5aR inhibitor

•	Continuing recruitment in the Phase II CLEAR trial in Europe in patients with AAV

•	Expansion of the Phase II clinical program in patients with AAV into the U.S. and Canada

•	Clinical development expansion in other orphan diseases involving the C5a complement pathway, such as aHUS and IgA nephropathy

CCX140, a CCR2 inhibitor

•	Announcement of 52-week Phase II data in patients with diabetic nephropathy in approximately 200 patients in the fourth quarter

CCX872 a second-generation CCR2 inhibitor

•	Determination of next-stage clinical development, by the end of the year, potentially in an oncology setting

Vercirnon, a CCR9 inhibitor, is a drug candidate for the treatment of patients with moderate-to-severe Crohn’s disease. In September 2013, ChemoCentryx regained all rights to this program from former partner Glaxo Group Limited, or GSK, an affiliate of GlaxoSmithKline.

•	Presentation of additional data from the GSK-run SHIELD clinical trials at upcoming scientific meetings

CCX507, a second-generation CCR9 inhibitor

•	Presentation of CCX507 Phase I data and preclinical data in combination with protein therapeutics, at upcoming scientific meetings

Selected Second Quarter 2014 Financial Results

There was no revenue recognized for the three months ended June 30 2014, compared to $1.9 million recognized in the same period in 2013. The decrease in revenue from 2013 to 2014 was primarily due to funding of clinical support in 2013 from former partner, GlaxoSmithKline, for CCX168, a C5aR inhibitor, for the treatment of ANCA-associated vasculitis. The Company’s product development and commercialization agreement with GSK ended in November 2013, and therefore, no revenue was recorded in 2014.

Research and development expenses for the three months ended June 30, 2014 were $9.0 million, compared to $8.7 million in the same period in 2013. The increase in research and development expenses from 2013 to 2014 was primarily attributed to higher expenses associated with CCX168, as this program advanced into the third step of a three-step Phase II clinical trial for the treatment of ANCA-associated vasculitis in the fourth quarter of 2013, and higher expenses associated with CCX507, a second-generation CCR9 inhibitor, as this program completed Phase I clinical development in the second quarter of 2014.

These increases were partially offset by lower expenses associated with CCX140, a CCR2 inhibitor, as the Phase II clinical trial in patients with diabetic nephropathy nears completion, and lower expenses associated with developing CCX872, a second-generation CCR2 inhibitor, due to the timing of Phase I related activities.

General and administrative expenses for the three months ended June 30, 2014 were $3.4 million, compared to $2.8 million in the same period in 2013. The increase from 2013 to 2014 was primarily due to higher employment related expenses, including stock based compensation expense, intellectual property related expenses and professional service fees relating to business development efforts.

Cash, cash equivalents and investments totaled $133.2 million at June 30, 2014.

Conference Call and Webcast

The Company will host a conference call and webcast today, August 5, 2014 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time to discuss these results and to answer questions.

To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 76329003.

A live and archived audio webcast can be accessed through the Investors section of the Company’s website at http://www.globenewswire.com/newsroom/ctr?d=10056923&l=19&a=www.ChemoCentryx.com&u=http%3A%2F%2Fwww.ChemoCentryx.comwww.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing both reduction and elimination of high-dose corticosteroids, part of standard of care for AAV patients, without compromising efficacy or safety during a 12-week treatment period. Vercirnon (also known as Traficet-EN or CCX282) is a specific CCR9 inhibitor for the treatment of inflammatory bowel disease. Other clinical programs include CCX872, a next generation CCR2 inhibitor, and CCX507, a next generation CCR9 inhibitor, both of which are in Phase I clinical testing and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated milestones in 2014. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2013 which is available from the SEC’s website (www.sec.gov) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$—	$1,886	$—	$3,813

Total revenues	—	1,886	—	3,813
Operating expenses:
Research and development	9,002	8,676	17,151	17,931
General and administrative	3,382	2,809	6,905	5,773

Total operating expenses	12,384	11,485	24,056	23,704
Loss from operations	(12,384)	(9,599)	(24,056)	(19,891)
Interest income	129	110	275	226
Interest expense	(6)	(15)	(17)	(32)

Net loss	$(12,261)	$(9,504)	$(23,798)	$(19,697)

Basic and diluted net loss per share	$(0.28)	$(0.23)	$(0.55)	$(0.51)

Shares used to compute basic and diluted net loss per share	43,274	41,337	43,191	38,974

	June 30, 2014	December 31, 2013
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$133,230	$149,874
Working capital	92,874	127,430
Total assets	135,546	152,422
Non-current equipment financing obligations	—	16
Accumulated deficit	(196,660)	(172,862)
Total stockholders’ equity	127,429	145,308